Exhibit 10.27

ALLISON TRANSMISSION HOLDINGS, INC.

AMENDMENT TO STOCK OPTION AGREEMENT

This Amendment (the “Amendment”) to that certain Stock Option Agreement (the “Agreement”), by and between Allison Transmission Holdings, Inc. (the “Company”) and the individual to whom this Amendment is delivered (the “Optionee”) is effective as of May 7, 2013. All Capitalized terms used in this Amendment but not defined herein shall have the meaning assigned to such terms in the Agreement.

WHEREAS, the Company granted to the Optionee a non-qualified stock option under the Company’s 2011 Equity Incentive Award Plan (the “Plan”) and/or the Equity Incentive Plan of Allison Transmission Holdings, Inc. (the “Pre-IPO Plan”) to purchase shares of the Company’s Common Stock (“Common Stock”) pursuant to the Agreement (the “Option”);

WHEREAS, the Option is subject to expiration provisions as set forth in the Agreement;

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) has deemed it advisable and in the best interests of the Company to adjust such expiration terms of the Option as set forth herein;

WHEREAS, the Committee has the right to amend the Option without the consent of the Optionee, provided that the amendment does not materially alter or impair any rights or obligations under the Option;

WHEREAS, the Committee has determined that this Amendment does not materially alter or impair any rights or obligations under the Option and desires to amend the Agreement as set forth herein; and

WHEREAS, this Amendment is intended to apply to any Stock Option Agreement between the Optionee and the Company.

NOW, THEREFORE, the Agreement shall be amended as follows:

1. The Amendment. Notwithstanding any provision of the Agreement or any other prior amendment thereto, the Agreement is amended to provide that (a) if the Optionee retires from his position at the Company after attaining age 65, the Optionee may exercise the Option until the earlier of the expiration date of the Option or thirty-six (36) months following the Optionee’s retirement, and (b) if the Optionee retires from his position at the Company before attaining age 65 and the Optionee has ninety (90) or more points (calculated as a combination of age and years of service), the Optionee may exercise the Option until the earlier of the expiration date of the Option or twenty-four (24) months following the Optionee’s retirement; provided, however, that in all cases, the Option may be subject to earlier adjustment or termination in connection with certain corporate events or other transactions or occurrences, in each case as provided under the terms of the Plan or the Pre-IPO Plan, as applicable.

2. Full Force and Effect. To the extent not expressly amended hereby, the Agreement remains unchanged and in full force and effect.

3. Entire Agreement. This Amendment, together with the Agreement (to the extent not amended hereby and including any other amendment or addendum thereto), the Plan and the Pre-IPO Plan, as applicable, represents the entire agreement of the parties with respect to the Option and shall supersede any and all previous contracts, arrangements or understandings between the parties with respect to the Option.

In witness whereof, this Amendment is hereby executed on behalf of the Company as of the date first written above.

Allison Transmission Holdings, Inc.

By:
Name: Title: